Fourth Quarter 2010 Earnings Release Conference Call
February 10, 2011

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer and Tom Gelston, Vice President of Investor Relations.  Also participating on the call and available for your questions are Kevin Bradley, President of the Cranes segment; Tim Ford, President of the Aerial Work Platforms (AWP) segment; George Ellis, President of the Construction segment; Kieran Hegarty, President of the Materials Processing segment; Steve Filipov, President of Developing Markets; and Ken Lousberg President of China Operations.  Many of our management team members are participating on this call from India as there is a significant trade show taking place in Mumbai this week.  As you know, India is a growing market for our industry and an important market that is developing for Terex.

A replay of this call will be archived on the Company’s website, www.terex.com under “Audio Archives” in the “Investor Relations” section of the website.

I would like to begin with some overall commentary on our business followed by Phil Widman, who will provide a more detailed financial report. I will return to summarize and open up the call for questions. During the Q & A portion, please ask only one question and a follow-up.

The presentation we will be referring to (“Q4 2010 Terex Corporation Financial Results Conference Call”) is accessible in the “Investor Relations” section the Company’s website.  Let me begin by referring to the forward-looking statement commentary on page 2 of the presentation, which I encourage you to read and review, as well as our other disclosures available in our public documents.

And now let me turn to page 3, which is marked as “Overview”.

During 2010, with the sale of our Mining business, we transitioned to a smaller company.  The changes required here are substantial and remain underway.  Nevertheless, our balance sheet remains strong and our capital structure is healthy.  Earnings from our remaining businesses are expected to return and accelerate over the next several years.  We believe we have a disciplined process in place relative to acquisitions and, so far, we have not been able to complete a significant acquisition that we felt would be substantially accretive to our future returns on capital.

Consequently, our operating focus is on the basics.  Over the next several quarters we will continue to streamline our organization to improve customer responsiveness, build market share and manage costs, including reducing additional cost in some of our segments, while investing in developing markets and the systems required to build Terex solidly for the next several years.

Commenting specifically on the fourth quarter, net sales increased 31% compared with the fourth quarter of 2009 and, fundamentally, all segments saw an increase in sales.  Our operating profit was breakeven over the past two quarters, and we have seen our segment backlogs and inquiry rates improve across most, if not all, of our businesses.  This has led to increased production and a positive absorption impact from running our factories more regularly.

Nevertheless, we continue to face pricing and cost challenges across most of our businesses.  This has put pressure on our margins, which we believe will improve gradually throughout 2011, with a marked increase expected in the second quarter of 2011.  Inventory reduction remains a significant opportunity, in particular, a significant opportunity in our Cranes business.  Our capital structure has also improved.  We repaid our bank debt in the fourth quarter and our 7-3/8% Senior Subordinated Notes were repaid in January of 2011.

We see our markets improving.  Let me make a few comments by segment.

First, Aerial Work Platforms is clearly on the recovery path in North America.  Both the market and Terex are up approximately 50% in units shipped versus 2009.  The vast majority of this growth took place in the back half of 2010.  Terex had particular strength in articulated booms and large rough terrain scissors, both on a unit and share gain basis.  In Europe, the market was basically flat as an industry, but Terex European unit shipments grew about 29% from the 2009 low.  While 29% is a substantial number, this improvement took place primarily on smaller lifts, so the absolute sales recovery, in our view, is still to come in Europe.

Our Construction business had particularly positive results in central Europe following the market, which we believe grew about 65% but, obviously, from a very low base. Our global off-highway truck demand improved substantially with articulated dump trucks up 150% to 200% depending upon what period this was measured against, but this mostly reflects the recovery in the industry which was extremely slow in the 2009 period.  We also had a strong performance from our material handling products.  However, as you know, material handlers are a specialty product, and there is no consolidated industry data available for this product category.

In our rock crushing and screening business—Materials Processing—we saw a year where our factories began to deliver to North America and Europe again as dealers completed their de-stocking.  However, we also saw strong growth as anticipated from the developing markets led by India, Russia and Eastern Europe, which we expect to continue.  We also expect Europe to improve and be strong in these products over the coming quarters.

Finally, our Cranes business, which is difficult to predict, had a strong fourth quarter and showed very good growth from developing markets, but we still expect a choppy industry in 2011.  The North American markets are clearly bottoming and improving.  We have seen share gains in a number of our product categories in North America, but our largest market is Europe and it is difficult to predict.  Terex’s business pretty much mirrored the market in 2010.  We are concerned that large projects are still difficult to forecast with customers postponing delivery of machines from month to month.  The port equipment market is improving, but much of this business will be delayed until late in 2011 or 2012.  Northern Africa has been a strong market for our business historically, but the current political climate is uncertain, as you know.  Despite all this in our Cranes segment, our book to bill ratio is meaningfully positive for the business overall.

Now I will pass things along to Phil, who will cover the Company’s results and outlook in detail.

Phil Widman - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you, Ron and good morning.  Page 6 displays the quarterly, year-over-year and sequential performance for the continuing operations of the Company.  I’ll hit some high points here and cover more detail in the bridges later.

Net sales increased 31% from the prior year quarter and 23% sequentially.  Excluding the translation effect of foreign currency exchange rate changes, net sales increased 35% compared to the prior year quarter and 18% sequentially.  The increases included all segments when compared to the prior year and sequentially, with particular growth, sequentially, in the Cranes business as it recovered from delivery delays in the third quarter.

We had a loss from operations of $.5 million in the fourth quarter compared to a loss of $75 million in the prior year quarter.  Increased production absorption levels and volume favorably impacted the comparison to the prior year quarter, but were partially offset by increased SG&A expenses.  Sequentially, the benefit of increased volume and production absorption was more than offset by an increase in SG&A expense, inventory charges and increased intercompany profit eliminations.

Working capital was basically flat with the third quarter with improved velocity based on the volume increase, whereby working capital to sales as a percentage of the trailing three month annualized sales dropped to 31% from 38% sequentially and 35% in the prior year quarter.    The recovering segments are increasingly building to higher expected demand.  The Cranes business, on the other hand, reduced inventory in the quarter but did not achieve our internal target.  Short term changes in customer demand and schedules for mobile crane products continue to present challenges to our planning processes, causing increased cost and inefficiencies.  We expect to reduce working capital in our Cranes segment, as production and demand are more effectively matched.  Overall, we expect our working capital to sales ratio to improve in 2011 as the other three segments increase their volume and display their continued working capital efficiency.  You should note that, during 2010, we took advantage of early payment discounts with our suppliers to improve our returns.  This has had a 1% to 2% negative impact on the working capital to sales ratio.

Net debt increased to $792 million, mainly due to increased investing activities, further growth in our Terex Financial services portfolio, declining customer advances as we completed equipment deliveries and slightly higher working capital, when including the effect of foreign currency exchange rate changes. Overall liquidity remains strong at $1.4 billion with Cash balances of $900 million and availability under the revolving facility of slightly over $500 million.  During October, we repaid approximately $270 million of term debt.   We also called the 7-3/8% Senior Subordinated Notes, with the redemption occurring in January 2011.  As a reminder, per the terms of the sale of our Mining business, the roughly 5.8 million shares of common stock we hold in Bucyrus International will be available to us after February 20th should we choose to sell them to provide additional liquidity.

Page 7 displays other financial items for comparison purposes.  The other expense for the period which, consistent with prior periods, includes the marking to market of our derivative instruments intended to partially mitigate risks associated with the Bucyrus International shares we received from the Mining sale last year.  This amounted to an expense of approximately $4.5 million in the quarter and we also incurred costs associated with our debt retirements of approximately $4.0 million.  The relatively low tax benefit in the quarter is the result of not being able to record tax benefits on certain loss-making operations and the effect of certain return to accrual adjustments.   The earnings per share effect of the unusual items for the current quarter mentioned in the press release would amount to approximately $.09 per share assuming statutory tax rates.

Turning to page 8, we have outlined the bridge between last year’s loss from operations for the fourth quarter of approximately $75 million to the loss from operations of $.5 million in 2010, with segment detail displayed as well.  The most significant changes are, as expected, in the largely favorable volume effect from the recovering segments, partially offset by the Cranes business where material cost, competitive pricing pressure and mix were unfavorable. The $62 million positive effect on manufacturing absorption helped all segments compared to the prior year quarter. The SG&A increase of approximately $28 million excludes the $7 million favorable effect of restructuring related to this category and $5 million related to currency translation.  The increase over the prior period includes increased sales and marketing efforts in recovering segments, approximately $4 million in the Materials Processing segment related to unusual legal expenses and, in Corporate, increased stock based compensation and benefits, severance costs and reduced allocation of costs to the business segments.

Let me refer to page 9.  This is a full year bridge of the operating performance from 2009 to 2010.  The themes are relatively consistent, with reduced charges for inventory and restructuring costs, increased absorption and reduced SG&A expenses for the full year.  Given the partial year effect of the Port Equipment acquisition, we have shown the increase in their loss from operations separately.  We continue to work through our restructuring of this business; however, we do not expect to achieve profitability until 2012.

Turning to page 10, let’s review the 2011 outlook.  Overall, net sales are expected to increase 14% to 23%, with very little impact from foreign currency exchange rate changes in these numbers, as we see a solid recovery in AWP, Construction and Materials Processing with a more cautious outlook in the Cranes segment.  The return to operating profit tracks the net sales trends with less year-over-year improvement coming from absorption.  We need to manage our input costs to ensure we stay ahead of the pressure but be mindful that we have a competitive environment as this recovery is still in its infancy.  Interest expense reflects the pay down of the 7-3/8% Senior Subordinated Notes and term debt already completed.  The 2010 as-reported EPS from continuing operations was a loss of $1.98.  If we exclude the unusual items we have called out during the year at the statutory tax rates, the EPS would have been a loss of approximately $1.27 per share.  The 2011 full year earnings per share outlook is between $.60 and $.75, excluding restructuring and unusual items.  I will point out that the first quarter of 2011 is still a challenge and we expect a net loss of between $.10 and $.15 per share, again excluding restructuring and unusual items.   This is mainly due to the seasonal pattern of our net sales and particularly to the lumpiness of the Cranes segment volume where we see a sequential decline from the fourth quarter levels and continued impact of changing customer delivery dates.

We will continue to invest in developing markets as reflected by the increasing capital expenditures, and I will mention that we will also increase our net investment in Terex Financial Services by approximately $150 million as we expand in developing markets and enrich our experience in developed markets.

I wanted to explain the share count increase from 108.7 million to 118 million in our outlook, as many investors may not have realized the effect of the convertible debt.  Turning to page 11, we have a chart of the dilutive effect at various stock prices.  Our assumption of 118 million is based on an estimate of stock price, share grants and vestings during 2011.  The convertible debt is mainly impacted by the volume weighted average stock price in the last 25 days of a reporting period.  So at $40 per share, the dilutive effect would be an impact of 6.3 million shares.  You should note that this effect will not be dilutive until we have net income.  We have a chart on our website that displays this effect at different share prices as well.

On page 12, we have provided the net sales outlook by segment indicative of the expected strong market recovery in AWP, our increased product offerings and recovery in Construction, a cautious and more back ended recovery in Cranes, and finally solid growth in Materials Processing driven by new products and improving trends toward mobile equipment.

On page 13, we detail the operating profit outlook by segment.  For explanation, the column titled “2011 Estimate” assumes a similar allocation methodology for corporate and other costs as we did in 2010.  However, even in that methodology, as we no longer have the Mining business, allocated costs increased to the business segments.  Starting in 2011, we intend to fully allocate the corporate and other shared costs to the business segments.  The effect of this change is to push out an additional $41 million as detailed in the chart.  The adjusted 2011 outlook by segment and the actual results will reflect this change.  The remaining items in “other” will include the results of Terex Financial Services, Government programs and eliminations of intersegment activity.

On page 14, we have indicated our history of operating profit and net sales.  With the 2011 outlook we discussed, we are on track to achieve our goal of $8 billion in sales and an operating margin of 12% by 2013.

I’ll turn back to Ron to conclude.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Thank you, Phil.  The past two years have been very challenging for our industry and for Terex in particular.  However, I think we are in a good place looking forward.  Virtually all of our products are expected to be in recovery mode in 2011.  There are challenges that are normal in a recovery, such as pricing and cost pressures.  We expect to balance these out and offset them as best we can. Nevertheless, the trend is clear.  Developing markets will outpace the developed markets, although we do expect meaningful improvements from North America and Europe, which should begin to show solid progress later in 2011, with the Cranes business more likely to show improvement in 2012.  The ability for us to secure the longer term operating margins in our target is dependent upon offsetting cost increases, achieving certain price leverage and making sure our businesses in developing markets are growing profitably.

As you know, our Bucyrus shares can be monetized as of February 20th.  We will look at these shares as a source of cash as and if we need it.

I will be spending a considerable amount of my time focused on operating the business.  The emphasis will be on profitable growth and cost improvement.  I think we have a more strategically aligned team than we have had in many years with a common vision and focus to capture the value that exists in our business.   I will push to accelerate our performance.  The assignment of Doug Friesen to head up the Terex Business System initiative reflects our commitment to “lean” and the processes necessary to make this cultural change happen.  I expect 2011 will be a year of significant progress on multiple fronts.